SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
--------------------------------------------------------------------------------
                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (AMENDMENT NO. 1)*

                              DT INDUSTRIES, INC.
                  --------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
                  --------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                  233 33J 108
                  --------------------------------------------
                                 (CUSIP NUMBER)

--------------------------------------------------------------------------------

Check the following box if a fee is being paid with this statement :__:. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 ----------------------                                    --------------------
|CUSIP No. 233 33J 108 |             13G/A                | Page 2 of 11 Pages |
 ----------------------                                    --------------------
 ------------------------------------------------------------------------------
| 1| NAME OF REPORTING PERSON                                                  |
|  | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                         |
|  |                                                                           |
|  | Sam Fox                                                                   |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 2| CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [ ]          |
|  |                                                         (b)  [ ]          |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 3| SEC USE ONLY                                                              |
|  |                                                                           |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 4| CITIZENSHIP OR PLACE OF ORGANIZATION                                      |
|  |                                                                           |
|  | USA                                                                       |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|                    |5| SOLE VOTING POWER                                     |
|      NUMBER OF     | |    57,725                                             |
|       SHARES       |-|-------------------------------------------------------|
|    BENEFICIALLY    |6| SHARED VOTING POWER                                   |
|      OWNED BY      | |     2,717                                             |
|        EACH        |-|-------------------------------------------------------|
|     REPORTING      |7| SOLE DISPOSITIVE POWER                                |
|      PERSON        | |    57,725                                             |
|       WITH         |-|-------------------------------------------------------|
|                    |8| SHARED DISPOSITIVE POWER                              |
|                    | |     2,717                                             |
|--------------------|-|-------------------------------------------------------|
| 9| AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON              |
|  |                        60,442                                             |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|10| CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     |
|  |                                                                           |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|11| PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                           |
|  |                          0.54%                                            |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|12| TYPE OF REPORTING PERSON*                                                 |
|  |                            IN                                             |
|  |                                                                           |
|--|---------------------------------------------------------------------------|

                      * SEE INSTRUCTION BEFORE FILING OUT!

 ----------------------                                    --------------------
|CUSIP No. 233 33J 108 |             13G/A                | Page 3 of 11 Pages |
 ----------------------                                    --------------------
 ------------------------------------------------------------------------------
| 1| NAME OF REPORTING PERSON                                                  |
|  | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                         |
|  |                                                                           |
|  | Fox HG II Companies Investments, L.P.                                     |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 2| CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [ ]          |
|  |                                                         (b)  [ ]          |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 3| SEC USE ONLY                                                              |
|  |                                                                           |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 4| CITIZENSHIP OR PLACE OF ORGANIZATION                                      |
|  |                                                                           |
|  | State of Delaware                                                         |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|                    |5| SOLE VOTING POWER                                     |
|      NUMBER OF     | |         0                                             |
|       SHARES       |-|-------------------------------------------------------|
|    BENEFICIALLY    |6| SHARED VOTING POWER                                   |
|      OWNED BY      | |         0                                             |
|        EACH        |-|-------------------------------------------------------|
|     REPORTING      |7| SOLE DISPOSITIVE POWER                                |
|      PERSON        | |         0                                             |
|       WITH         |-|-------------------------------------------------------|
|                    |8| SHARED DISPOSITIVE POWER                              |
|                    | |         0                                             |
|--------------------|-|-------------------------------------------------------|
| 9| AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON              |
|  |                             0                                             |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|10| CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     |
|  |                                                                           |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|11| PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                           |
|  |                          0.00%                                            |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|12| TYPE OF REPORTING PERSON*                                                 |
|  |                            PN                                             |
|  |                                                                           |
|--|---------------------------------------------------------------------------|

                      * SEE INSTRUCTION BEFORE FILING OUT!

 ----------------------                                    --------------------
|CUSIP No. 233 33J 108 |             13G/A                | Page 4 of 11 Pages |
 ----------------------                                    --------------------
 ------------------------------------------------------------------------------
| 1| NAME OF REPORTING PERSON                                                  |
|  | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                         |
|  |                                                                           |
|  | Peer Investors L.P.                                                       |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 2| CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [ ]          |
|  |                                                         (b)  [ ]          |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 3| SEC USE ONLY                                                              |
|  |                                                                           |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 4| CITIZENSHIP OR PLACE OF ORGANIZATION                                      |
|  |                                                                           |
|  | State of Delaware                                                         |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|                    |5| SOLE VOTING POWER                                     |
|      NUMBER OF     | |         0                                             |
|       SHARES       |-|-------------------------------------------------------|
|    BENEFICIALLY    |6| SHARED VOTING POWER                                   |
|      OWNED BY      | |         0                                             |
|        EACH        |-|-------------------------------------------------------|
|     REPORTING      |7| SOLE DISPOSITIVE POWER                                |
|      PERSON        | |         0                                             |
|       WITH         |-|-------------------------------------------------------|
|                    |8| SHARED DISPOSITIVE POWER                              |
|                    | |         0                                             |
|--------------------|-|-------------------------------------------------------|
| 9| AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON              |
|  |                             0                                             |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|10| CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     |
|  |                                                                           |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|11| PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                           |
|  |                          0.00%                                            |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|12| TYPE OF REPORTING PERSON*                                                 |
|  |                            PN                                             |
|  |                                                                           |
|--|---------------------------------------------------------------------------|

                      * SEE INSTRUCTION BEFORE FILING OUT!

 ----------------------                                    --------------------
|CUSIP No. 233 33J 108 |             13G/A                | Page 5 of 11 Pages |
 ----------------------                                    --------------------
 ------------------------------------------------------------------------------
| 1| NAME OF REPORTING PERSON                                                  |
|  | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                         |
|  |                                                                           |
|  | Harbour Group II Management Co.                                           |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 2| CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [ ]          |
|  |                                                         (b)  [ ]          |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 3| SEC USE ONLY                                                              |
|  |                                                                           |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 4| CITIZENSHIP OR PLACE OF ORGANIZATION                                      |
|  |                                                                           |
|  | State of Missouri                                                         |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|                    |5| SOLE VOTING POWER                                     |
|      NUMBER OF     | |         0                                             |
|       SHARES       |-|-------------------------------------------------------|
|    BENEFICIALLY    |6| SHARED VOTING POWER                                   |
|      OWNED BY      | |         0                                             |
|        EACH        |-|-------------------------------------------------------|
|     REPORTING      |7| SOLE DISPOSITIVE POWER                                |
|      PERSON        | |         0                                             |
|       WITH         |-|-------------------------------------------------------|
|                    |8| SHARED DISPOSITIVE POWER                              |
|                    | |         0                                             |
|--------------------|-|-------------------------------------------------------|
| 9| AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON              |
|  |                             0                                             |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|10| CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     |
|  |                                                                           |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|11| PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                           |
|  |                          0.00%                                            |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|12| TYPE OF REPORTING PERSON*                                                 |
|  |                            CO                                             |
|  |                                                                           |
|--|---------------------------------------------------------------------------|

                      * SEE INSTRUCTION BEFORE FILING OUT!

 ----------------------                                    --------------------
|CUSIP No. 233 33J 108 |             13G/A                | Page 6 of 11 Pages |
 ----------------------                                    --------------------
 ------------------------------------------------------------------------------
| 1| NAME OF REPORTING PERSON                                                  |
|  | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                         |
|  |                                                                           |
|  | Harbour Group Investments II, L.P.                                        |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 2| CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [ ]          |
|  |                                                         (b)  [ ]          |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 3| SEC USE ONLY                                                              |
|  |                                                                           |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 4| CITIZENSHIP OR PLACE OF ORGANIZATION                                      |
|  |                                                                           |
|  | State of Delaware                                                         |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|                    |5| SOLE VOTING POWER                                     |
|      NUMBER OF     | |         0                                             |
|       SHARES       |-|-------------------------------------------------------|
|    BENEFICIALLY    |6| SHARED VOTING POWER                                   |
|      OWNED BY      | |         0                                             |
|        EACH        |-|-------------------------------------------------------|
|     REPORTING      |7| SOLE DISPOSITIVE POWER                                |
|      PERSON        | |         0                                             |
|       WITH         |-|-------------------------------------------------------|
|                    |8| SHARED DISPOSITIVE POWER                              |
|                    | |         0                                             |
|--------------------|-|-------------------------------------------------------|
| 9| AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON              |
|  |                             0                                             |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|10| CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     |
|  |                                                                           |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|11| PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                           |
|  |                          0.00%                                            |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|12| TYPE OF REPORTING PERSON*                                                 |
|  |                            PN                                             |
|  |                                                                           |
|--|---------------------------------------------------------------------------|

                      * SEE INSTRUCTION BEFORE FILING OUT!

 ----------------------                                    --------------------
|CUSIP No. 233 33J 108 |             13G/A                | Page 7 of 11 Pages |
 ----------------------                                    --------------------
 ------------------------------------------------------------------------------
| 1| NAME OF REPORTING PERSON                                                  |
|  | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                         |
|  |                                                                           |
|  | Fox Family Foundation                                                     |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 2| CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [ ]          |
|  |                                                         (b)  [ ]          |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 3| SEC USE ONLY                                                              |
|  |                                                                           |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 4| CITIZENSHIP OR PLACE OF ORGANIZATION                                      |
|  |                                                                           |
|  | State of Missouri                                                         |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|                    |5| SOLE VOTING POWER                                     |
|      NUMBER OF     | |         0                                             |
|       SHARES       |-|-------------------------------------------------------|
|    BENEFICIALLY    |6| SHARED VOTING POWER                                   |
|      OWNED BY      | |         0                                             |
|        EACH        |-|-------------------------------------------------------|
|     REPORTING      |7| SOLE DISPOSITIVE POWER                                |
|      PERSON        | |         0                                             |
|       WITH         |-|-------------------------------------------------------|
|                    |8| SHARED DISPOSITIVE POWER                              |
|                    | |         0                                             |
|--------------------|-|-------------------------------------------------------|
| 9| AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON              |
|  |                             0                                             |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|10| CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     |
|  |                                                                           |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|11| PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                           |
|  |                          0.00%                                            |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|12| TYPE OF REPORTING PERSON*                                                 |
|  |                            00                                             |
|  |                                                                           |
|--|---------------------------------------------------------------------------|

                      * SEE INSTRUCTION BEFORE FILING OUT!

CUSIP No. 233 33J 108                                         Page 8 of 11 Pages

                                  SCHEDULE 13G/A

Item 1(a)    Name of Issuer.
             --------------
             DT Industries, Inc.


Item 1(b)    Address of Issuer's Principal Executive Offices.
             -----------------------------------------------
             Corporate Centre, Suite 2-300
             1949 East Sunshine
             Springfield, MO  65804


Item 2(a)    Names of Persons Filing.
             -----------------------
             This Statement on Schedule 13G/A (the "Statement") is being filed by the following persons: Sam Fox, Fox HG II Companies Investments, L.P. ("Fox HG"), Peer Investors L.P. ("Peer L.P."), Harbour Group II Management Co. ("HG Management"), Harbour Group Investments II, L.P. ("Investments L.P.") and Fox Family Foundation ("Fox Foundation") (collectively sometimes referred to herein as the "Reporting Persons.")


Item 2(b)    Address of Principal Business Office.
             ------------------------------------
             The address of the principal business office for each of the Reporting Persons is 7701 Forsyth Boulevard, Suite 600, Clayton, Missouri 63105.


Item 2(c)    Citizenship.
             -----------
             Mr. Fox is a citizen of the United States of America. HG Management is a Missouri corporation. Fox HG, Peer L.P. and Investments L.P. are Delaware limited partnerships. Fox Foundation is a Missouri trust.


Item 2(d)    Title of Class of Securities.
             ----------------------------
             The class of equity securities to which this Statement relates is the Common Stock, $.01 par value per share (the "Common Stock") of DT Industries, Inc., a Delaware corporation.


Item 2(e)    CUSIP Number.
             ------------
             233 33J 108


Item 3       Type of Reporting Person.
             ------------------------
             Not applicable

CUSIP No. 233 33J 108                                         Page 9 of 11 Pages


Item 4       Ownership as of June 30, 1997.
             -----------------------------

   (a)       Amount Beneficially Owned:
             -------------------------
             Peer L.P., Fox HG, Investments L.P., HG Management and Fox Foundation are no longer the record or beneficial owner of any shares of the Issuer. Sam Fox, individually, is the record and beneficial owner of 55,924 shares of the Issuer. He is also the record owner, as trustee, and the beneficial owner of 1,801 shares of the Issuer held by a revocable trust. Sam Fox and Marilyn Fox, his spouse, are record and beneficial owners, as tenants by the entirety, of 2,717 shares of the Issuer.


   (b)       Percent of Class.
             ----------------
             The shares described under Item 4(a) represent 0.54% of the issued and outstanding shares of the Issuer.


   (c)       Voting Power and Disposition Power.
             ----------------------------------

                          (i)                (ii)               (iii)                (iv)
                                                            Sole Power to       Shared Power to
                     Sole Power to      Shared Power to     Dispose or to       Dispose or to
                      Vote or to          Vote or to          Direct the          Direct the
                    Direct the Vote     Direct the Vote     Disposition of      Disposition of
                    ---------------     ---------------     --------------      --------------

Sam Fox                 57,725              2,717               57,725              2,717
Peer L.P.                    0                  0                    0                  0
Fox HG                       0                  0                    0                  0
Investments L.P.             0                  0                    0                  0
HG Management                0                  0                    0                  0
Fox Foundation               0                  0                    0                  0
                        ------             ------               ------             ------

     Totals:            57,725              2,717               57,725              2,717


CUSIP No. 233 33J 108                                        Page 10 of 11 Pages


Item 5       Ownership of Five Percent or Less of a Class.
             --------------------------------------------
             If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6       Ownership of More than Five Percent on Behalf of Another Person.
             ---------------------------------------------------------------
             Not Applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
             -------------------------------------------------------------------
             Not Applicable.


Item 8       Identification and Classification of Members of the Group.
             ---------------------------------------------------------
             Not Applicable.


Item 9       Notice of Dissolution of Group.
             ------------------------------
             Not Applicable.


Item 10      Certification.
             -------------
             Not Applicable.

CUSIP No. 233 33J 108                                        Page 11 of 11 Pages


                                   SIGNATURE

             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete, and correct.

Dated:  July 8, 1997
                                        /s/ Sam Fox
                                        ----------------------------------------
                                        Sam Fox


                                        PEER INVESTORS L.P.

                                        By: Fox HG II Companies Investments,
                                            L.P., General Partner


                                        By: /s/ Sam Fox
                                            -----------------------------------
                                            Sam Fox
                                            General Partner


                                        FOX HG II COMPANIES INVESTMENTS, L.P.


                                        By: /s/ Sam Fox
                                            -----------------------------------
                                            Sam Fox
                                            General Partner


                                        HARBOUR GROUP INVESTMENTS II, L.P.

                                        By: Harbour Group II Management Co.,
                                            General Partner


                                        By: /s/ Sam Fox
                                            -----------------------------------
                                            Sam Fox
                                            Chairman and Chief Executive Officer


                                        HARBOUR GROUP II MANAGEMENT CO.


                                        By: /s/ Sam Fox
                                            -----------------------------------
                                            Sam Fox
                                            Chairman and Chief Executive Officer


                                        FOX FAMILY FOUNDATION


                                        By: /s/ Sam Fox
                                            -----------------------------------
                                            Sam Fox
                                            Trustee

                                 Exhibit Index

                                                                     Sequential
Exhibit        Description                                            Page No.
-------        -----------                                           ----------

   1           Agreement of joint filing pursuant to
               Rule 13d-1(f)(1) promulgated under the
               Securities and Exchange Act of 1934